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As filed with the Securities and Exchange Commission on September 26, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	06-1047163 (I.R.S. Employer Identification Number)
One Kendall Square Cambridge, Massachusetts 02139 (617) 252-7500 (Address, including zip code, and telephone number, including area code of principal executive offices)

PETER WIRTH, ESQ.
Executive Vice President and Chief Legal Officer
Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139
(617) 252-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Paul M. Kinsella, Esq.
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
(617) 951-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering.    ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Genzyme General Division Common Stock, $.01 Par Value(1)	16,202 Shares(2)	$47.11	$763,276.22	$61.75

(1)
Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Division common stock ("Genzyme General Stock") and automatically trade with such shares.

(2)
The registration statement shall also cover such additional number of shares of Genzyme General Stock as are required for issuance upon a stock split, stock dividend or similar transaction.

(3)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale price on September 25, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

PROSPECTUS	Subject to Completion September 26, 2003

Genzyme General Division Common Stock
16,202 Shares

        Certain stockholders of Genzyme Corporation identified below are offering and selling 16,202 shares of Genzyme General Division common stock under this prospectus.

        Before purchasing shares of Genzyme General Division common stock you should carefully review the Risk Factors section of this prospectus which begins on page 1.

        The Genzyme General Division common stock is listed on the Nasdaq National Market with the ticker symbol: "GENZ." On September 25, 2003, the closing price of one share of Genzyme General Division common stock on the Nasdaq National Market was $46.75

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 26, 2003.

TABLE OF CONTENTS

Risk Factors	1
The Company	10
Use of Proceeds	10
Selling Stockholders	10
Plan of Distribution	11
Where You Can Find More Information	11
Legal Opinions	12
Experts	12

Note Regarding Trademarks

        Genzyme®, Cerezyme®, Fabrazyme®, Renagel®, Seprafilm® and Synvisc® are registered trademarks of Genzyme Corporation. Myozyme™ is a trademark of Genzyme Corporation. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. WelChol® is a registered trademark of Sankyo Pharma, Inc. Zavesca® is a trademark of Celltech Group plc. AVONEX® is a registered trademark of Biogen, Inc. All rights reserved.

Note Regarding Forward-Looking Statements

        This prospectus contains forward-looking statements about our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities for existing products, future success of development-stage products, plans and objectives of management and other matters. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this prospectus, including the information set forth under the heading "RISK FACTORS" beginning on page 1.

        Words such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the documents incorporated by reference.

        We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the incorporated document, as applicable, and we undertake no obligation to update or revise these statements.

RISK FACTORS

A reduction in revenue from sales of products that treat Gaucher disease would have an adverse effect on our business.

        We generate a significant portion of our product revenue from sales of enzyme-replacement products for patients with Gaucher disease. We entered this market in 1991 with Ceredase® enzyme. Because production of Ceredase enzyme was subject to supply constraints, we developed Cerezyme® enzyme, a recombinant form of the enzyme. Recombinant technology uses specially engineered cells to produce enzymes, or other substances, by inserting into the cells of one organism the genetic material of a different species. In the case of Cerezyme enzyme, scientists engineer Chinese hamster ovary, or CHO, cells to produce human beta glucocerebrosidase. We stopped producing Ceredase enzyme, except for small quantities, during 1998, after substantially all the patients who previously used Ceredase enzyme converted to Cerezyme enzyme. Sales of Ceredase enzyme and Cerezyme enzyme totaled $619.2 million for the year ended December 31, 2002, representing approximately 47% of our consolidated revenues for that year.

        Because our business is highly dependent on Cerezyme enzyme, a decline in the growth rate of Cerezyme enzyme sales could have an adverse effect on our operations and may cause the value of our securities to decline substantially. We will lose revenues from Cerezyme enzyme if competitors develop alternative treatments for Gaucher disease and these alternative products gain commercial acceptance. Some companies have initiated efforts to develop competitive products, and other companies may do so in the future. Celltech Group plc and Actelion Ltd., for example, are developing Zavesca®, a small molecule drug candidate for the treatment of Gaucher disease. Zavesca has been approved by both the U.S. Food and Drug Administration, commonly referred to as the FDA, and the European Commission as an oral therapy for use in patients with mild to moderate Type 1 Gaucher disease for whom enzyme replacement therapy is unsuitable. Celltech/Actelion are required to submit follow-up safety data on the product as a condition of such approval. Teva Pharmaceuticals Industries Ltd., a licensee of Celltech Group plc, has received marketing approval of Zavesca in Israel.

        Although orphan drug status for Cerezyme enzyme, which provided us with exclusive marketing rights for Cerezyme enzyme in the United States, expired in May 2001, we continue to have patents protecting our method of manufacturing Cerezyme enzyme until 2010 and the composition of Cerezyme enzyme until 2013. The expiration of market exclusivity and orphan drug status in May 2001 will likely subject Cerezyme enzyme to increased competition, which may decrease the amount of revenue we receive from this product or the growth of that revenue.

        In addition, the patient population with Gaucher disease is limited. Because a significant percentage of that population already uses Cerezyme enzyme, opportunities for future sales growth are limited. Further, changes in the methods for treating patients with Gaucher disease, including treatment protocols that combine Cerezyme enzyme with other therapeutic products or reduce the amount of Cerezyme enzyme prescribed, could result in a decline in Cerezyme enzyme sales.

Our future earnings growth will depend on our ability to increase sales of Renagel® phosphate binder.

        We currently market Renagel phosphate binder, a non-absorbed phosphate binder which has been approved for use by patients with end-stage renal disease undergoing a form of treatment known as hemodialysis. We are currently conducting additional clinical trials in order to determine the efficacy and safety of Renagel phosphate binder when administered to pre-dialysis patients. Our ability to increase sales of Renagel phosphate binder will depend on a number of factors, including:

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  acceptance by the medical community of Renagel phosphate binder over calcium-based phosphorous binders as the preferred treatment for elevated serum phosphorous levels in dialysis patients;

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  our ability to effectively manage wholesaler inventories and maintain inventory management programs;

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  the level of compliance with inventory management arrangements with wholesalers;

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  our ability to optimize dosing and improve patient compliance with respect to Renagel phosphate binder;

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  our ability to expand manufacturing capacity;

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  our ability to manufacture Renagel phosphate binder in sufficient quantities to meet demand;

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  the results of additional clinical trials for additional indications and expanded labeling;

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  the availability of competing treatments serving the dialysis market;

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  our ability to manufacture Renagel phosphate binder at a reasonable price;

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  the effectiveness of our sales force;

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  the content and timing of our submissions to and decisions by regulatory authorities;

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  the availability of reimbursement from third-party payers, and the extent of coverage; and

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  the accuracy of available information about dialysis patient populations and the accuracy of our expectations about growth in this population.

A failure to increase sales of Synvisc® viscosupplementation product could have a negative effect on our business.

        Failure to achieve sales growth for Synvisc viscosupplementation product may adversely affect our business. Revenues from Synvisc viscosupplementation product could be impacted negatively if current or newly developed competitive treatments for the symptoms of osteoarthritis of the knee are deemed more efficacious, more convenient to use or more cost effective. Products competitive to Synvisc viscosupplementation product are currently being sold. Companies are developing other competitive products, and other companies may do so in the future. The commercial success of Synvisc viscosupplementation product also will depend on many other factors, including the availability of third-party reimbursement and continued relations with our marketing partners, particularly Wyeth Laboratories.

If our strategic alliances to develop and commercialize products are unsuccessful, our earnings growth will be limited.

        Several of our strategic initiatives involve alliances with other biotechnology and pharmaceutical companies. These include:

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  an agreement with Biogen, Inc. for the marketing in Japan of AVONEX® (Interferon-beta 1a), Biogen's treatment for relapsing forms of multiple sclerosis, following regulatory approval;

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  a joint venture with BioMarin Pharmaceutical Inc. for the development and commercialization of Aldurazyme® enzyme for the treatment of the lysosomal storage disorder known as MPS I;

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  a joint venture with an affiliate of Cambridge Antibody Technology Ltd. for the development and commercialization of anti-TGF beta antibodies, including CAT-192 for the treatment of scleroderma;

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  a joint venture with Dyax Corp. for the development and commercialization of DX-88, a peptide for the treatment of hereditary angioedema;

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  a collaboration with Myosix S.A. relating to the use of autologous skeletal myoblasts for the treatment of heart failure; and

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  a collaboration with Kirin Brewery Co., Ltd. for the development and commercialization of antibodies against certain tumor endothelial markers, which may be used in the areas of anti-angiogenesis and vascular-targeted cancer drug delivery.

        We plan to enter into additional alliances in the future. The success of many of these arrangements is largely dependent on technology and other intellectual property contributed by our strategic partners to the alliances or the resources, efforts and skills of our partners. Our strategic partners may:

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  terminate their agreements and our access to the underlying intellectual property;

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  fail to devote significant financial or other resources to the alliances and thereby significantly hinder or delay development, manufacturing or commercialization activities;

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  fail to successfully develop or commercialize any products; or

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  fail to maintain the financial resources necessary to continue financing their portion of the development, manufacturing or commercialization costs or their own operations.

        If any of these alliances are terminated and we lose access to the underlying intellectual property, or if we and our partners are unable to successfully develop or commercialize products, our future earnings will be adversely affected.

Government regulation imposes significant costs and restrictions on the development and commercialization of our products and services.

        Our success will depend on our ability to satisfy regulatory requirements. We may not receive required regulatory approvals on a timely basis or at all. Government agencies heavily regulate the production and sale of healthcare products and the provision of healthcare services. In particular, the FDA and comparable agencies in foreign countries must approve human therapeutic and diagnostic products before they are marketed, as well as the facilities in which they are made. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a company like Genzyme can first sell a product or may limit how a consumer may use a product or service or may adversely impact third-party reimbursement. A company's failure to comply with applicable regulatory approval requirements may lead regulatory authorities to take action against the company, including:

  •
  issuing warning letters;

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  issuing fines and other civil penalties;

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  suspending regulatory approvals;

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  refusing approval of pending applications or supplements to approved applications;

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  suspending product sales in the United States and/or exports from the United States;

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  recalling products; and

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  seizing products.

        Furthermore, therapies that have received regulatory approval for commercial sale may continue to face regulatory difficulties. The FDA and comparable foreign regulatory agencies, for example, may require post-marketing clinical trials or patient outcome studies. In addition, regulatory agencies subject a marketed therapy, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. The discovery of previously unknown problems with a therapy, the therapy's manufacturer or the facility used to produce the therapy could prompt a regulatory authority to impose restrictions on the therapy, manufacturer or facility, including withdrawal of the therapy from the market.

        In addition, our results may be adversely affected by any new laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, which relate to health care availability or the method of delivery or payment for our products and services, or which affect the sales and marketing practices involving, or pricing of, our products and services.

Legislative changes may adversely impact our business.

        The FDA has designated some of our products, including Fabrazyme®, Aldurazyme and Myozyme™ enzymes, as orphan drugs under the Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases, generally by entitling the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. In recent years Congress has considered legislation to change the Orphan Drug Act to shorten the period of automatic market exclusivity and to grant marketing rights to simultaneous developers of the drug. If the Orphan Drug Act is amended in this manner, any drugs for which we have been granted exclusive marketing rights under the Orphan Drug Act will face increased competition, which may decrease the amount of revenue we receive from these products. In addition, the United States government has shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely affect:

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  the pricing of therapeutic products and medical devices in the United States or internationally;

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  the ability of consumers residing in the United States to purchase therapeutic products and medical devices that have been imported from manufacturers and distributors located outside of the United States; and

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  the amount of reimbursement available from governmental agencies or other third-party payers.

        If the United States government significantly reduces the amount we may charge for our products, or the amount of reimbursement available for purchases of our products declines, our future revenues may decline and we may need to revise our research and development programs.

The development of our products involves a lengthy and complex process, and we may be unable to commercialize any of the products we are currently developing.

        Before we can commercialize our development-stage products, we will need to:

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  conduct substantial research and development;

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  undertake preclinical and clinical testing;

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  develop and scale-up manufacturing processes; and

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  pursue regulatory approvals.

        This process involves a high degree of risk and takes several years. Our product development efforts may fail for many reasons, including:

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  failure of the product in preclinical studies;

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  clinical trial data that is insufficient to support the safety or effectiveness of the product;

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  our inability to manufacture sufficient quantities of product for development or commercialization activities in a timely and cost-efficient manner; or

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  our failure to obtain the required regulatory approvals for the product or the facilities in which it is manufactured.

        For these reasons, and others, we may not successfully commercialize any of the products we are currently developing.

Any marketable products that we develop may not be commercially successful.

        Even if we obtain regulatory approval for any of our development-stage products, those products may not be accepted by the market or approved for reimbursement by third-party payers. A number of factors may affect the rate and level of market acceptance of these products, including:

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  regulation by the FDA and other government authorities;

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  the scope of the labeling approved by regulatory authorities for both our products and those of our competitors;

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  market acceptance by doctors and hospital administrators;

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  the effectiveness of our sales force and our distributors;

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  the effectiveness of our production and marketing capabilities;

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  the success of competitive products; and

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  the availability and extent of reimbursement from third-party payers.

        If our products fail to achieve market acceptance, our profitability and financial condition will suffer.

We will require significant additional financing, which may not be available or available on terms favorable to us.

        As of June 30, 2003, we had approximately $1.3 billion in cash, cash equivalents and short- and long-term investments, excluding investments in equity securities. We intend to use substantial portions of our available cash for:

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  product development and marketing;

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  expanding existing and constructing new facilities;

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  expanding staff;

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  working capital, including satisfaction of our obligations under capital and operating leases; and

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  strategic business initiatives, including acquisitions.

        On September 12, 2003, we completed the acquisition of SangStat Medical Corporation, or SangStat, for $22.50 per outstanding SangStat share. The aggregate consideration paid (or set aside for payment) was approximately $640 million, which was financed using $340 million of our current cash and $300 million funds drawn under our revolving credit facility with a syndicate of commercial banks. This transaction used a significant portion of our cash resources.

        We may further reduce available cash reserves to pay principal and interest on the following debt:

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  $575.0 million in principal under our 3% convertible subordinated debentures due May 2021. These debentures may be converted into shares of Genzyme General Stock. Holders of debentures may require us to repurchase all or part of their debentures for cash on May 15, 2006, 2011 or 2016, at a price equal to 100% of the principal amount of the debentures plus accrued interest through the date prior to the date of purchase;

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  $300.0 million in principal under our revolving credit facility with a syndicate of commercial banks, which is due in December 2003; and

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  Approximately $10 million in principal under a 6.5% convertible note of SangStat due March 29, 2004 in favor of UBS AG London.

If we use cash to pay or redeem all or a portion of this debt, including the principal and interest due on it, our cash reserves will be diminished.

        To satisfy these and other commitments, we may have to obtain additional financing. We may be unable to obtain any additional financing, extend any existing financing arrangement, or obtain either on terms that we consider favorable.

We may fail to adequately protect our proprietary technology, which would allow competitors or others to take advantage of our research and development efforts.

        Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain adequate intellectual property protection, we may not be able to prevent third parties from using our proprietary technologies. Our currently pending or future patent applications may not result in issued patents. In the United States, patent applications are confidential for 18 months following their filing, and because third parties may have filed patent applications for technology covered by our pending patent applications without us being aware of those applications, our patent applications may not have priority over any patent applications of others. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage. If a third party initiates litigation regarding our patents, our collaborators' patents, or those patents for which we have license rights, and is successful, a court could revoke our patents or limit the scope of coverage for those patents.

        The United States Patent and Trademark Office, commonly referred to as the USPTO, and the courts have not consistently treated the breadth of claims allowed in biotechnology patents. If the USPTO or the courts begin to allow broader claims, the incidence and cost of patent interference proceedings and the risk of infringement litigation will likely increase. On the other hand, if the USPTO or the courts begin to allow narrower claims, the value of our proprietary rights may be limited. Any changes in, or unexpected interpretations of, the patent laws may adversely affect our ability to enforce our patent position.

        We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We protect this information with reasonable security measures, including the use of confidentiality agreements with our employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

We may be required to license technology from competitors or others in order to develop and commercialize some of our products and services, and it is uncertain whether these licenses will be available.

        Third-party patents may cover some of the products or services that we or our strategic partners are developing or testing. For example, the USPTO has issued several patents generally relating to human recombinant alpha-L-iduronidase, the enzyme on which Aldurazyme enzyme is based. These patents are owned or controlled by one of our competitors. We believe that these patents do not validly cover the manufacture, use or sale of Aldurazyme enzyme. In addition, we are aware of a recently-issued United States patent owned by Columbia University relating to the manufacture of recombinant proteins in CHO cells. While we are currently licensed under that patent and obligated to pay royalties to Columbia in order to manufacture certain of our enzyme replacement therapies, we are challenging the validity of this patent in a federal lawsuit filed in June 2003.

        A United States patent is entitled to a presumption of validity, and we cannot guarantee that, if we were to elect to challenge the validity of such a patent, we would be successful in doing so. In addition, even if we are successful in challenging the validity of a patent, the challenge itself may be expensive and require significant management attention.

        To the extent valid third party patent rights cover our products or services, we or our strategic collaborators would be required to obtain licenses from the holders of these patents in order to use, manufacture or sell these products and services, and payments under these licenses may reduce our revenue from these products. Furthermore, we may not be able to obtain these licenses on acceptable terms or at all. If we fail to obtain a required license or are unable to alter the design of our technology to fall outside of a patent, we may be unable to effectively market some of our products and services, which could limit our profitability.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

        A third party may sue us or one of our strategic collaborators for infringing the third-party's patent rights. Likewise, we or one of our strategic collaborators may need to resort to litigation to enforce patent rights or to determine the scope and validity of third-party proprietary rights. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:

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  pay monetary damages;

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  stop commercial activities relating to the affected products or services;

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  obtain a license in order to continue manufacturing or marketing the affected products or services; or

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  compete in the market with a substantially similar product.

Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages and litigation could disrupt our commercial activities.

We may be liable for product liability or other claims not covered by insurance.

        Individuals who use our products or services, including those we acquire in business combinations, may bring product liability claims against us or our subsidiaries. In addition, we may from time to time become subject to litigation brought by our suppliers, collaborators, competitors or shareholders. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We have only limited amounts of insurance, which may not provide sufficient coverage against any claims that may be asserted. We may be unable to obtain additional insurance in the future, or we may be unable to do so on acceptable terms. Any additional insurance we do obtain may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims and other litigation may result in:

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  diversion of management's time and attention;

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  expenditure of large amounts of cash on legal fees, expenses and payment of damages;

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  decreased demand for our products and services; and

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  injury to our reputation.

Our competitors in the biotechnology and pharmaceutical industries may have superior products, manufacturing capabilities or marketing position.

        The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical companies and other biotechnology companies, including:

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  Transkaryotic Therapies Inc., which is marketing in the European Union a competitive enzyme replacement therapy for Fabry disease;

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  Actelion Ltd., which is currently marketing Zavesca for the treatment of Gaucher disease on behalf of Celltech Group plc in the United Kingdom and Germany and which recently received approval for the product in the United States;

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  Shire Pharmaceuticals Group plc, which is developing a phosphate binder for the treatment of hyperphosphatemia;

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  Merck/Schering Plough Pharmaceuticals, which is marketing a product competitive with WelChol® bile acid binder in the United States; and

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  Smith & Nephew Orthopaedics and Sanofi-Synthelabo Inc., which are selling products competitive to Synvisc viscosupplementation product in the United States.

        Some of these competitors may have more extensive research and development, marketing and production capabilities. Some competitors also may have greater financial resources than we have. Our future success will depend on our ability to effectively develop and market our products against those of our competitors. If our products receive marketing approval, but cannot compete effectively in the marketplace, our profitability and financial position will suffer.

If we are unable to keep up with rapid technological changes, our products or services may become obsolete.

        The field of biotechnology is characterized by significant and rapid technological change. Although we attempt to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our products or services obsolete. For example, some of our competitors may develop a product to treat Gaucher disease that is more effective or less expensive than Cerezyme enzyme. If we cannot compete effectively in the marketplace, our profitability and financial position will suffer.

If we fail to obtain adequate levels of reimbursement for our products from third-party payers, the commercial potential of our products will be significantly limited.

        A substantial portion of our revenue comes from payments by third-party payers, including government health administration authorities and private health insurers. As a result of the trend toward managed healthcare in the United States, as well as legislative proposals to reduce payments under government insurance programs, third-party payers are increasingly attempting to contain healthcare costs by:

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  challenging the prices charged for healthcare products and services;

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  limiting both coverage and the amount of reimbursement for new therapeutic products;

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  shifting payments for products and services through co-pays, coinsurance and other risk sharing arrangements;

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  denying or limiting coverage for products that are approved by the FDA, but are considered experimental or investigational by third-party payers; and

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  refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

        Government and other third-party payers may not provide adequate insurance coverage or reimbursement for our products and services, which could impair our financial results. In addition, third-party payers may not reimburse patients for newly approved healthcare products, which could decrease demand for our products. Furthermore, Congress occasionally has discussed implementing broad-based measures to contain healthcare costs. It is possible that Congress will enact legislation specifically designed to contain healthcare costs. If third-party reimbursement is inadequate to allow us to recover our costs or if Congress passes legislation to contain healthcare costs, our profitability and financial condition will suffer.

Changes in the economic, political, legal and business environments in the foreign countries in which we do business could cause our international sales and operations, which account for a significant percentage of our consolidated net sales, to be limited or disrupted.

        Our international operations accounted for approximately 40% of our consolidated product and service revenues for the year ended December 31, 2002. We expect that international product and service sales will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in a number of subsidiaries outside of the United States, primarily in the United Kingdom, the European Union, Latin America and Japan. Our international sales and operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

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  economic problems that disrupt foreign healthcare payment systems;

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  fluctuations in currency exchange rates;

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  the imposition of governmental controls;

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  less favorable intellectual property or other applicable laws;

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  the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

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  import and export license requirements;

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  political instability;

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  terrorist activities and armed conflict;

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  trade restrictions;

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  changes in tariffs;

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  difficulties in staffing and managing international operations; and

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  longer payment cycles.

        A significant portion of our business is conducted in currencies other than our reporting currency, the U.S. Dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the U.S. Dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations on our future operating results.

THE COMPANY

        We are a biotechnology and human healthcare company that develops innovative products and provides services for major unmet medical needs. We were founded in 1981 and became a Massachusetts corporation in 1991. You can find additional information about us in our filings with the SEC. See "Where You Can Find More Information." BEFORE PURCHASING SHARES OF GENZYME GENERAL DIVISION COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 1.

        Our principal offices are located at One Kendall Square, Cambridge, Massachusetts 02139 and our main telephone number is (617) 252-7500.

USE OF PROCEEDS

        All net proceeds from the sale of the shares of Genzyme General Division common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering.

SELLING STOCKHOLDERS

        The selling stockholders listed below acquired shares of Genzyme Biosurgery Division common stock from us in a private placement completed in July 2002 in connection with our acquisition of an equity interest in Myosix S.A. On June 30, 2003, we completed an exchange of all of our Genzyme Biosurgery Division common stock for shares of our Genzyme General Division common stock. We agreed to register the shares of Genzyme General Division common stock that the selling stockholders received in exchange for their shares of Genzyme Biosurgery Division common stock.

        The table below sets forth information about the beneficial ownership of the shares of Genzyme General Division common stock received by each selling stockholder in exchange for the shares of Genzyme Biosurgery Division common stock that each selling stockholder originally received in the private placement. We have prepared this table using information furnished to us by the selling stockholders. To our knowledge, no selling stockholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus, other than as stockholders. Our registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

        One or more of the selling stockholders may donate or transfer as gifts some or all of their shares, or may transfer their shares for no value to other beneficial owners. The selling stockholders will include these donees or transferees as selling stockholders in a prospectus supplement if the donees or transferees wish to use this prospectus to re-offer the shares.

        The shares listed below represent all of the shares of Genzyme General Division common stock that each selling stockholder currently beneficially owns, the number of shares each of them may offer pursuant to this prospectus and the number of shares each of them will own after the offering assuming they sell all of such shares. Their percentage beneficial ownership in our outstanding Genzyme General Division common stock is shown in parentheses next to the number of shares:

Selling Stockholder	Shares Beneficially Owned and Ownership Percentage Prior to Offering(1)		Shares Being Offered		Shares Beneficially Owned and Ownership Percentage After Offering(1)
Jean-Pierre Marolleau	1,309	*	1,309	*	0
Jean-Thomas Vilquin	5,486	*	5,486	*	0
Etienne Eisenmann	5,217	*	5,217	*	0
Eric Halioua	1,718	*	1,718	*	0
Marcio Scorsin	2,472	*	2,472	*	0
TOTAL	16,202	*	16,202	*	0

(1)
Assumes that all of the shares being offered under this prospectus are sold, and that the selling stockholders neither acquire nor dispose of additional shares of Genzyme General Division common stock before the completion of this offering.

(*)
Less than one percent.

PLAN OF DISTRIBUTION

        We are registering the shares on behalf of the selling stockholders. "Selling stockholders", as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares of Genzyme General Division common stock at various times in one or more of the following transactions:

  •
  in the over-the-counter market;

  •
  in private transactions other than in the over-the-counter market;

  •
  in connection with short sales of the shares of Genzyme General Division common stock;

  •
  by pledge to secure debts and other obligations;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

  •
  in a combination of any of the above transactions.

        The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

        The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

        Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the shares of Genzyme General Division common stock to the public other than commissions, fees and discounts of underwriters, broker-dealers and agents.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Our annual report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003, as amended on Form 10-K/A filed on April 29, 2003;

  •
  Our quarterly reports on Form 10-Q for the periods ended March 31, 2003 (filed on May 7, 2003) and June 30, 2003 (filed on August 13, 2003);

  •
  Our current reports on Form 8-K filed with the SEC on January 10, 2003, May 8, 2003, May 28, 2003, July 1, 2003, September 11, 2003 and September 23, 2003;

  •
  Our proxy statement on Schedule 14A filed on April 23, 2003;

  •
  The description of our Genzyme General Division common stock contained in our Registration Statement on Form 8-A, filed on December 19, 2000, as amended on June 6, 2001 and July 1, 2003, including any further amendment or report filed hereafter for the purpose of updating such description; and

  •
  The description of Genzyme General Division purchase rights contained in our Registration Statement on Form 8-A, filed on December 19, 2000, as amended on June 6, 2001 and July 1, 2003, including any further amendment or report filed hereafter for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139
Attention: Investor Relations
(617) 252-7526

        This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL OPINIONS

        For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the shares.

EXPERTS

        The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Distribution

SEC Registration Fee	$61.75
Legal Fees and Expenses*	$6,000.00
Printing Expenses*	$3,000.00
Accounting Fees and Expenses*	$3,500.00
Miscellaneous*	$2,000.00
Total Expenses	$14,561.75

*
Estimated

Item 15. Indemnification of Directors and Officers

        Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's amended and restated articles of organization, by-laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

        Article VI of Genzyme's by-laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); provided that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Genzyme or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided further, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

        The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

        Genzyme also has in place agreements with its officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's by-laws.

        Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

        For the undertaking with respect to indemnification, see Item 17 herein.

Item 16. Exhibits

Title of Exhibit
*4.1	Restated Articles of Organization of Genzyme, as amended. Filed as Exhibit 3 to Genzyme's Form 8-K filed on June 6, 2001.
*4.2	By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to Genzyme's Form 10-Q for the quarter ended September 30, 1999.
*4.3
Third Amended and Restated Renewed Rights Agreement dated as of June 30, 2003 between Genzyme and American Stock Transfer & Trust Company. Filed as Exhibit 3 to Genzyme's Registration Statement on Form 8-A filed on July 1, 2003.
*4.4
Indenture, dated as of May 8, 2001, between Genzyme and State Street Bank and Trust Company, as Trustee, including the Form of debenture. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on May 11, 2001.
*4.5
Securities Purchase Agreement, dated as of April 17, 2001 and amended on September 26, 2001, by and among Novazyme Pharmaceuticals, Inc. and several purchasers. Filed as Exhibit 4.2 to Genzyme's Form 10-Q for the quarter ended September 30, 2001.

5.1	Opinion of Company Counsel re: legality. Filed herewith.
23.1	Consent of Independent Accountants. Filed herewith.
23.2	Consent of Company Counsel (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney. Filed herewith.

*
Indicates exhibit previously filed with the Securities Exchange Commission and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, 8-A or Schedule 14A of Genzyme Corporation were filed under Commission File No. 0-14680.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          a.     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          b.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          c.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of September 26, 2003.

GENZYME CORPORATION
By:	/s/ PETER WIRTH Peter Wirth Executive Vice President and Chief Legal Officer

        Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Henri A. Termeer	Director and Principal Executive Officer	September 26, 2003
* Michael S. Wyzga	Principal Financial and Accounting Officer	September 26, 2003
* Constantine E. Anagnostopoulos	Director	September 26, 2003
* Douglas A. Berthiaume	Director	September 26, 2003
* Henry E. Blair	Director	September 26, 2003
* Robert J. Carpenter	Director	September 26, 2003
* Charles L. Cooney	Director	September 26, 2003

* Victor J. Dzau	Director	September 26, 2003
* Connie Mack III	Director	September 26, 2003
*By:	/s/ PETER WIRTH Peter Wirth Attorney-in-Fact

EXHIBIT INDEX

Number	Title of Exhibit
*4.1	Restated Articles of Organization of Genzyme, as amended. Filed as Exhibit 3 to Genzyme's Form 8-K filed on June 6, 2001.
*4.2	By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to Genzyme's Form 10-Q for the quarter ended September 30, 1999.
*4.3
Third Amended and Restated Renewed Rights Agreement dated as of June 30, 2003 between Genzyme and American Stock Transfer & Trust Company. Filed as Exhibit 3 to Genzyme's Registration Statement on Form 8-A filed on July 1, 2003.
*4.4
Indenture, dated as of May 8, 2001, between Genzyme and State Street Bank and Trust Company, as Trustee, including the Form of debenture. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on May 11, 2001.
*4.5
Securities Purchase Agreement, dated as of April 17, 2001 and amended on September 26, 2001, by and among Novazyme Pharmaceuticals, Inc. and several purchasers. Filed as Exhibit 4.2 to Genzyme's Form 10-Q for the quarter ended September 30, 2001.
5.1	Opinion of Company Counsel re: legality. Filed herewith.
23.1	Consent of Independent Accountants. Filed herewith.
23.2	Consent of Company Counsel (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney. Filed herewith.

*
Indicates exhibit previously filed with the Securities Exchange Commission and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, 8-A or Schedule 14A of Genzyme Corporation were filed under Commission File No. 0-1468.

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TABLE OF CONTENTS
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL OPINIONS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX